EXHIBIT 99.1

Event Name: Q3 2009 K12 INC Earnings Conference Call
Event Date: May 8, 2009

C: Keith Haas;K12 Inc.;SVP — Finance and IR
C: Ronald Packard;K12 Inc.;Founder and CEO
C: John Baule;K12 Inc.;COO, CFO
P: Suzanne Stein;Morgan Stanley;Analyst
P: David Chu;Bank of America-Merrill Lynch;Analyst
P: Jeffrey Silber;BMO Capital Markets;Analyst
P: Amy Junker;Robert W. Baird & Co. Inc.;Analyst
P: Kelly Flynn;Credit Suisse;Analyst
P: Claus von Stutterham; Deutsche Bank;Analyst
P: Ariel Sokol;Wedbush Morgan Securities Inc.;Analyst
P: Lewis Corrigan;Kingsford Capital;Analyst
P: James Maher;ThinkEquity LLC;Analyst
P: Operator;;

Operator: Good day, ladies and gentlemen, and welcome to the Third Quarter 2009 K12 Inc. Earnings Conference Call. My name is Dan, and I’ll be your coordinator for today. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards this end of this conference. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the call over to your host for today’s call, Mr. Keith Haas, Senior Vice President, Finance and Investor Relations. Please proceed.

Keith Haas: Thank you. Good morning and welcome to the K12 Third Quarter Fiscal Year 2009 Earnings Conference Call. Before we begin, the Company would like to remind you that statements made during this conference call and that are not historical facts may be considered forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied. In addition, this conference call contains time sensitive information that reflects management’s best analysis only as of the date of this live call. K12 does not undertake any obligation to publicly update or revise any forward-looking statements.

For further information concerning issues that can materially affect financial performance related to forward-looking statements, please refer to K12’s Form 10-Q and 10-K filings with the SEC. These filings can be found on the Investor Relations section of our website www.k12.com.

In addition to disclosing results in accordance with generally accepted accounting principals in the US or GAAP, we will discuss certain information that is considered non-GAAP financial information. A reconciliation of this non-GAAP financial information to the most closely comparable GAAP information was included in our earnings release and is also posted on our website.

This call is open to the public and is being webcast simultaneously on our website. The call will be available there for replay for 60 days. With me on today’s call are Ron Packard, Founder and Chief Executive Officer and John Baule, Chief Operating Officer and Chief Financial Officer. Following our prepared remarks, we will answer any questions you may have.

I’ll now turn the call over to Ron.

Ronald Packard: Thanks, Keith. Welcome to K12’s Third Quarter 2009 Earnings Call. This morning, I would like to cover three topics — our financial results, operational developments, and our future outlook. Before I do and as you may be aware, it’s graduation time. I’ll talk a bit more about this later, but I would like to send out our congratulations to all of those high school seniors in K12 affiliated schools, many of who have recently been accepted into excellent universities and colleges. We are obviously very proud of all our graduates.

Turning to the financial results, the market demand for K12’s offering continues to be strong despite the difficult economic times. This past quarter was highlighted by a sequential increase in enrollments as more students realized the value of our offering. Revenue was up 38% from the same quarter last year hitting $77.2 million. Revenue for the first three quarters of fiscal year 2009 was $243.4 million, a 43% increase over the first three quarters of fiscal year 2008.

Our business continues to scale as EBITDA is growing faster than revenue, even when taking into account the funding cuts experienced this year. EBITDA for the quarter grew to $13.4 million, an increase of more than 65% from the third quarter last year. For the first nine months of fiscal year 2009, EBITDA was $37.5 million, a 66% improvement as compared to the same period of 2008.

These results reflect both the natural scaling of our business and prudent and decisive management which allowed us to absorb all of the state funding cuts that occurred mid-year. As most of you know, mid-year education budget cuts are highly unusual. In that regard, it is noteworthy that we incorporated all of these reductions in state funding into our guidance and our maintaining the range of $310 million to $320 million of revenue for fiscal year 2009, and $19 million to $22 million for operating income. These numbers imply EBITDA of approximately $40 million to $42 million for the complete fiscal year 2009.

For the first nine months of fiscal year 2009, EBITDA margins increased by 210 basis points which is above our stated goal of improving EBITDA margins by 100 to 200 basis points per year. We are quite pleased that we’ve been able to reach our margin expansion goal. We achieved this despite the mid-year funding reductions, the extra logistics costs in the first quarter, investing in new businesses, and incurring start up costs in several new states.

These new businesses include foreign language, international and instructional management business. We believe these new businesses and the new states we added in this past year will fuel K12’s growth in the coming years. I would expect that several of the new businesses and most of the new states will grow by over 100% next year.

While margin growth could have been even higher had we not made these investments now, we did not want to sacrifice either our long term revenue or long term earnings. Not only would that be contrary to the best interest of our committed shareholders, but also to the students who are benefiting from the new uses of K12’s curriculum and also increased access to K12’s curriculum.

On the operations front, K12 is continuing its drive to deliver the best education as efficiently as possible. We have seen a tremendous increase in productivity this past year. Our cost cutting efforts are already starting to yield results. The deflationary forces in the current environment have created an opportunity to lower costs, especially for a company like K12 which is expanding so rapidly.

The reductions we have achieved to date have been driven not just by scale, but also because of the shift in the supply demand balance for goods and services. Our definitive reductions to date would provide over 100 basis points of margin gain on an annualized basis. We have also transitioned our warehousing, packing and shipping to a new vendor. That transition is now complete and we are shipping entirely from the new vendor’s facility. We have been impressed with their initial performance and are optimistic that we will avoid the issues we experienced this past fall with our previous vendor.

As I mentioned earlier, we are delighted that universities and colleges appear to be recognizing the outstanding quality of the education received in schools using the K12 curriculum and being managed by K12. Students have now been accepted to well over 100 different universities.

The complete list is too long to repeat on this call but includes Baylor, Boise State, Brigham Young, Carnegie Mellon, Case Western, Cornell, Drexel, Middlebury College, Ohio State, Penn State, Purdue, Rensselaer Polytechnic Institute, University of Texas at Austin, Tulane, United States Air Force Academy, UC Berkley, UCLA, University of Colorado, University of Michigan, and the University of North Carolina to name just a few.

We are thrilled to see these graduates admitted into these fine institutions and believe they’re well prepared for university studies. K12’s aim is to prepare students to be able to accomplish whatever they want to accomplish in life and we believe we are doing that.

As we will not have another call for several months, I’d like to take this opportunity to talk about how this economic climate will affect the June 2010 year. With education being a high priority to the current administration and virtual schooling becoming more mainstream, it’s not surprising that many states are embracing this option.

As is our policy, I will not speculate on the possible outcome of specific political initiatives — positive or negative — in any of the states we operate in, although I will say that there are pieces of legislation that could benefit K12 and others that could harm K12. While educational liberty has almost always prevailed in our past experiences, nobody can predict legislative outcomes with 100% certainty, thus we will limit our look ahead to the following areas — new states and cap expansion, enrollment growth, pricing, and costs.

Beginning with new states, K12 continues our manifest destiny to offer our high quality education option in all 50 states. We are getting close in several states and anticipate at least two new states in the coming year. There is potential for several more. States are recognizing at an increasing rate the tremendous value that K12 affiliated schools are for the taxpayer. We continue to advocate both the substantial savings taxpayers and the education benefits that can be achieved with its public school option.

Moreover, public virtual schools are often the only other educational choice most children in the state have, particularly those that lack the economic means for private schools or relocating to another district. This makes online public schools the most public of all schools and an important step in the democratization of education.

Additionally, K12’s long operating history and longitudinal results have allowed K12 schools to be considered a proven option not an experimental one. As a result, we are seeing more and more districts and legislators seeking us out as the quality and the value of K12’s offering becomes better known. K12 is also optimistic that some of our state enrollment caps will be expanding in the coming year. This has already occurred in South Carolina and we are confident that other caps will be expanded.

In addition to new states, enrollment growth for next year appears promising. We are encouraged by our enrollment to date for the next school year. While it is quite early in the recruitment process, we are pleased where it stands to date and take this as a positive sign with respect to next year’s revenue since enrollment is the primary driver of growth. The data appears to support our logical inference that the macro economic variables that adversely affect other industry sectors may actually be positive or at least neutral for increased enrollments.

It is possible that funding levels may be cut next year in several states. Because of the state stabilization funds, these cuts are likely to be less severe than they would have been otherwise. These funding reductions will likely have a small negative impact on 2010 revenue because revenue growth as I mentioned earlier is driven primarily by enrollment growth, not by pricing.

We have already been able to renegotiate many contracts and saved over 100 basis points on an annualized basis. We continue to approach cost cutting with the same zeal we approach revenue growth. In addition, as many contracts are coming up for renewal, we expect to achieve additional savings for the coming year. These cost reductions and elimination of some unnecessary expenses could exceed over $10 million and hopefully will be more than enough to offset any funding decreases we may confront.

In summary, we believe K12 remains in a relatively strong position in this environment. K12 will likely add new states, expand caps, and should be able to increase enrollment rapidly. The high likelihood of the new states combined with enrollment prospects and the large cost reductions lead us to believe that next year could be a very positive one for K12.

We’ve looked to the future with a great deal of enthusiasm as we continue to deliver tremendous value for our students and our public education partners. We will continue delivering outstanding education to significantly more children each and every year, not just in the United States but around the world.

With that, let me turn the mike over to John.

John Baule: Thanks, Ron. As Ron indicated, we had a strong third quarter and are feeling quite optimistic as we head into the year’s final leg. What I thought I would do is to make some brief comments on the third quarter financial performance compared with last year and sequentially compared with the second quarter of 2009. Then, I will provide a bit of color on some of the balance sheet trends and on our full year guidance.

Starting with the year-on-year comparison, in the third quarter of fiscal 2009, revenues were $77.2 million, an increase of approximately 38% compared with the prior year. The revenue growth was again driven by strong enrollment growth. Average enrollments for the quarter were slightly north of 56,000 representing growth of over 33% versus the prior year.

Operating income was up 69% to $7.4 million. EBITDA, a key measure that we use to manage our business internally, increased 66% to $13.3 million for the quarter. From a margin perspective, operating income increased by 170 basis points from the prior year to 9.6% of revenues. EBITDA margins expanded by 290 basis points to 17.3% of revenues. Net income was $0.12 per share.

The expansion in operating and EBITDA margins was primarily attributable to increased leverage on our selling and administrative costs which declined by 520 basis points, as well as a 140 basis point decline in product development expenses partially offset by a 480 basis point increase in instructional costs and services.

The 520 basis point decline in selling and administrative costs reflects the scalability of our business model, as well as the success of our overhead expense reduction efforts. Our corporate goal is to grow non-demand generating expenses at less than half the rate of revenue growth while maintaining aggressive levels of sales and marketing spend. During the third quarter, we had almost no growth in overhead expenses while increasing our investment in marketing and selling.

The 140 basis point decline in product development expenses is indicative of the highly efficient process we have developed for building student courses and systems. Over the past few years, we have invested in work flow and project management tools which have enabled us to utilize our talented people more effectively. As a result through the third quarter of fiscal ‘09, we have been able to build almost twice as many courses as in the previous year with no corresponding increase in overhead.

A significant portion of our effort this year has been focused on building core high school courses. Having these courses in our proprietary portfolio not only enables us to eliminate licensing fees and improve profitability, but to provide a superior academic experience for our students.

Last quarter, I went into some level of detail on the items impacting instructional costs and services as a percentage of revenues in the first half of the fiscal year. These same factors contributed to the 480 basis point increase in instructional costs and services in the third quarter. The increase in the mix of managed schools accounted for approximately 120 basis points of the overall increase. In addition, the lower operating margins associated with high school and the investments we are making in new schools, in our international businesses, and in our classroom pilots contributed approximately 240 basis points to the increase.

Briefly, let me also comment on our sequential quarterly results. As we indicated in our call last quarter, we generally expect the second and third quarters of our fiscal year to look similar from a revenue and margin perspective. When the third quarter closed, this proved to be the case. Revenues were flat and operating margins were up 190 basis points.

The increase in the operating margins in the third quarter of 2009 compared with the second quarter of ‘09 is the result of a 280 basis point reduction in instructional costs and services attributable to a lower mix of materials revenues and their related costs as well as to a decrease in direct school expenses to mitigate state funding reductions. Offsetting the reduction in instructional costs and services was a 90 basis point increase in selling and administrative costs due to higher marketing costs in Q3 as we begin investing for the 2009/2010 school year.

Now, I’d like to turn to the balance sheet for a moment. Starting with accounts receivable, you will remember from our last call that our AR relates almost entirely to revenues generated from the virtual public schools we serve. These schools like any public school receive funding from their states based upon their enrollment levels. In turn, the schools when they receive these funds use them to pay teachers and vendors, including K12.

Some states fund schools based upon the previous month’s enrollment. Some states fund based upon the previous year’s enrollment levels, a particular problem for rapidly growing schools. The state funding mechanisms can vary widely and often were developed long before the concept of virtual public schools with their potential for unbounded growth was introduced. The mix of states with their different mechanisms will impact our DSO levels year-on-year but since the ultimate source of funds is the state, DSO is not an indicator of the quality of the receivables. While we don’t always get paid as quickly as we would like, at the end of the day we always get paid.

As much as the timing of payments to K12 is highly dependent upon the timing of state payments to the schools, the timing of payments to K12 is largely independent of the billing arrangements between the schools and K12. For example, for many of the services we provide, we bill the schools an upfront fee. The upfront fee results in an increase in accounts receivable and a corresponding increase in deferred revenues. Over the course of the school year, AR balances will decline as the state funding to the schools catches up with the K12 billings to the school and the balance in deferred revenues will also decline as these upfront billings are amortized into revenues.

You can see this in a comparison of the second and third quarter balance sheets. AR in the third quarter declined to $75 million or a DSO of 88 days from $82 million and 96 days in the second quarter. Deferred revenues declined from $18.1 million to $13.4 million sequentially. We expect AR to continue to decline in the fourth quarter as the school year comes to a close and we expect deferred revenues to decline. In general, we expect to be able to maintain DSO levels in the 70 to 90 day range and should move towards the lower end of this range in the fourth quarter.

The other balance sheet item I would like to highlight is inventory. In past years, we built to our highest inventory levels in the fourth quarter as we purchased items to be shipped out in the following quarter at the start of our new school year. This year, we have accelerated this inventory build into the third quarter for two primary reasons.

First, we are transitioning to a new fulfillment vendor and want to ensure that they have sufficient time to build the materials kits that we provide to students as well as to avoid the expedited shipping costs that we incurred last year. And second, by purchasing earlier and in larger quantities, we have been able to garner significant discounts from suppliers.

Since each of these actions will enable us to reduce expenses and improve customer service, we calculated that it was worth carrying the higher level of inventory for a few additional months. We anticipate that inventory levels at the end of June will be in the range of approximately $31 million to $34 million. Over the longer term, we expect to continue to improve our processes and reduce the working capital that is tied up in inventory. Also, this increase in inventory in the third quarter is the primary reason for the increase in accounts payable and accrued liabilities, both sequentially and compared with the third quarter of 2008.

And finally, one quick thought on our fiscal year 2009 guidance which is provided in detail in our press release. We are now in the final quarter of our fiscal year and as Ron indicated at the beginning of the call, for the full year we anticipate revenues of $310 million to $320 million, operating income of $19 million to $22 million, and EBITDA of $40 million to $42 million.

Given that we are well into the fourth quarter, you might ask why the range of operating income is as wide as it is. The reason for this is that we make substantial investments in marketing in the fourth quarter to enroll students for the upcoming school year. The more success we have in entering new states or getting good marginal returns on our investment in existing states, the more we will spend in the fourth quarter to accelerate growth in the upcoming year. Overall, we are pleased with our continued strong performance this quarter, and look forward to continuing on a high growth trajectory in the next fiscal year.

And with that, I’ll turn it back over to Ron.

Ronald Packard: All right, thanks, John. As you can see, we’ve had an excellent quarter and we’re very optimistic about the future and feel fortunate to be in a business that’s able to grow in this environment.

I’ll now turn it over to any questions.

Operator: (Operator Instructions).

Your first question comes from the line of Suzi Stein from Morgan Stanley. Please proceed.

Suzanne Stein: Hi, thank you. Could you just give us an update on the funding situation in Ohio and are you still confident that the outcome there will be positive?

Ronald Packard: As I said in the call, we don’t speculate on legislative outcomes. I’ve been doing this a long time and we’ve seen this happen tens of times in our history and fortunately, generally, what’s best for the children seems to prevail. So I can refer you to the public statements that’s appeared in newspapers from senators and obviously the Senate seems very strong on maintaining educational choice for the children of Ohio. So, we are optimistic that the right thing will be done in Ohio, but as I said in the call you can never predict with 100% certainty but I think we see very good things coming out — at least rhetoric at the Senate in Ohio.

Suzanne Stein: Okay. And how about going back to the state budget issues? Can you give us any color specifically — maybe some of the big states where you are? Where are we in that process and how comfortable are you feeling that you have information for next year?

Ronald Packard: We’re midway through that process. What we do do is we obviously track where the budgets are in all of the states that we operate in. And as I mentioned in the call that because there’s a lot of conditions in the stimulus bills, but we’re not seeing draconian cuts in any way, shape or form. We anticipate some cuts in some of the states. Again, we believe we’ll more than offset that with cost reductions in the coming year.

All of the budgets will be clear my guess is by July — is when — some of these states have actually sessions that will extend. Some of the budget bills are going into special session in several states. So, the exact details we’ll have before next year, but we’re not seeing or hearing of massive, draconian type cuts. We’re talking low single digits in most cases.

Suzanne Stein: Okay, great. Thank you.

Ronald Packard: Thank you.

Operator: Your next question comes from the line of David Chu from Bank of America-Merrill Lynch. Please proceed.

David Chu: Hi, guys. Do you guys have an indication of when the Pennsylvania DOE will determine whether you guys are going to provide managed services longer term for Agora?

Ronald Packard: Again, I would refer you to the public statements made by the DOE that their intention is to the keep the school running with its continued curriculum and fine services and there was no — and that’s all I can do. We can’t refer you to things other than what’s in public statements by the DOE.

David Chu: Okay. And one more question, I know in the past you had mentioned that — like your fall enrollments have never fell by more than — or for the rest of the year never falls by more than 1%. Do you expect that to be true this year?

John Baule: I think it’ll be roughly within that range. The one thing we’re doing a little bit differently this year is we’re really carefully thinking about when we enroll students during the end year period based on these funding mechanisms that I talked about. But generally, we’re pretty close — those averages will be pretty close to that 1% range.

David Chu: Okay. And just one last question — I know that in terms of expedited shipping costs, you said that most of that would go ahead in the second half of the year. Did you guys have any impact in 3Q?

Ronald Packard: No.

David Chu: No. Okay, thanks guys.

Ronald Packard: Thank you.

Operator: Your next question comes from the line of Jeff Silber from BMO Capital Markets. Please proceed.

Jeffrey Silber: Thanks so much. Ron, I just first want to just clarify a couple of things you said in your opening remarks. You said you hoped to have at least two new states. I’m assuming that already includes Wyoming which you’ve announced?

Ronald Packard: I don’t believe we actually sent out an announcement on Wyoming. I believe people picked up — some of you picked that up from the media.

Jeffrey Silber: Okay, forgive me. I’m sorry about that. But I’ll ask the question another way. Would that include Wyoming?

Ronald Packard: We think Wyoming is very likely.

Jeffrey Silber: Okay, great. You mentioned also in terms of enrollment caps, can you remind us how many states you have enrollment caps on?

Ronald Packard: The exact — there’s a whole series of states that we talked about, but the main — we’ve had enrollment caps most significantly in Texas, Florida, Arkansas, Utah, South Carolina would be — we have one also in Chicago. So, those are six that are significant. We have one in Oregon which we have not hit yet. I think that covers the ones that are firm. Hawaii has an increase — an automatic increase in the enrollment cap according to our application that was put in, so I don’t really consider that cap, it just has a built up enrollment curve.

Jeffrey Silber: Okay, great. That’s helpful. I appreciate that. John, I guess this one’s for you. In terms of looking at your guidance for the year, I just noticed that there were changes in depreciation, amortization, interest and taxes compared to last quarter. Can you just run through those?

John Baule: Sure. Well, the depreciation is just us getting a little more precise as we get closer to the end of the year. We don’t want you to think we can’t calculate it, so that’s why we’re there on depreciation. The interest expense was just kind of stepping back — we hadn’t really looked at our guidance in much detail in the last quarter and I guess probably like everybody, we’re making really pathetic returns on the cash we have invested. We’re entirely invested in treasury bills so we sleep well, but we’re not, [it’s] kind of a mattress strategy.

And on the taxes, during the course of the year we go through and we look at the kind of what the impact — what the rate looks like for the full year and so we just ticked it up a little bit largely reflecting permanent items and their impact. There’s certain differences that are permanent that we don’t get a benefit on for taxes. But the key point with taxes and probably the reason I don’t worry about it too much is that with our NOLs, we won’t pay any taxes this year or probably next year.

Jeffrey Silber: Okay, great. And then, just one quick follow-up and I guess, Ron, this one’s for you. Again going back to your prepared remarks, you talked about some of the new businesses in foreign language, international, et cetera and hope for sizable growth in the coming year. Can you just give us a rough order of magnitude, how large those businesses are now?

Ronald Packard: Yes. Most of them are relatively small and for us, I consider small — that’s something under $10 million in revenue I consider small. So, I think all those businesses fit into that small category, but as I mentioned we expect them to be growing more than double in the coming years, so — if that’s helpful to you.

Jeffrey Silber: That actually is. And if that does happen — if they do more than double, do you think you’d be making profits on those businesses?

Ronald Packard: I would expect that certainly with regard to our international business if it grows significantly, it will then enter into the positive territory.

Jeffrey Silber: Okay, great. Very helpful. Thanks so much.

Ronald Packard: Thank you.

Operator: Your next question comes from the line of Amy Junker from Robert W. Baird. Please proceed.

Amy Junker: Thanks. Good morning. Can you first just touch on the enrollment in the quarter — I just want to understand — I think at the end of January last quarter you guys talked about enrollment was over 57,000. It ended up averaging roughly 56,000 which seems to imply some meaningful attrition in February and March. Is that kind of normal course of business or do you think the political environment is coming into play there? Or just a function of perhaps more high school students? How could you explain that?

Ronald Packard: It has — well, it has nothing to do with the political environment at all. We expect enrollment to peak some time around January/February and then wane off for the rest of the year and it will — it depends a lot also on the mix of students and some states will wane off faster than others because some states will not let you take in new kids during the last part of the year because it has to do with testing and things. So, it’s a pretty complex thing, but normally we would expect enrollment to start waning off over the — towards the end of the third quarter and into the fourth quarter.

Amy Junker: Great, that’s helpful. And John, I know you addressed the issue of operating income that range in new states. I’m wondering is there a point where if you were to get accepted into say six new states or some high number of new states that you could potentially miss that guidance? Or do you think you’re being broad enough in your operating income guidance that would reflect kind of a best case and worst case scenario?

John Baule: It would depend not only on the number of new states but the timing with which we got them and could begin our marketing as to whether the marketing expenses fell into Q4 or Q1. If we got six new states, I’d be too thrilled about that to be able to think about it, but I think we’d be pretty close to the — we’d still be pretty close to the low end of the range.

Amy Junker: Great, thanks. And then last one, Ron, in the past you’ve talked about potentially selling your curriculums through the retail channels. I’m just wondering — what are your current thoughts on that? What do you see as the biggest opportunity or potential hurdles? And I know — I think you had talked in the past about maybe bringing someone on, hiring someone to look at that business and have you done that?

Ronald Packard: We do have people that we’ve brought on that are now looking exclusively on how to take that curriculum into types of retail channels. I think the biggest hurdle to that is distribution and figuring out the distribution system is — as you know retail distribution, however you choose to do it is an expensive proposition. And so, we’re trying to figure out the right distribution strategy. And so, we’ll comment more on it as we know more, but we actually have started the process of going through all of our basically products and offerings and figuring out what makes sense and what’s the right distribution channel. And that study is going on as we speak.

Amy Junker: Great, thanks so much.

Ronald Packard: Thank you.

Operator: Your next question comes from the line of Kelly Flynn from Credit Suisse. Please proceed.

Kelly Flynn: Thanks. Actually just following up on Amy’s question about the enrollment, can you elaborate a bit more on you know whether or not you were disappointed with enrollment this quarter and specifically address that high school shift from Q1 to Q2 that you referenced last time? I would have thought, even though normally you say things peak in January or February that that would have led to a bigger sequential increase. Do you think I’m looking at that the wrong way? And any other detail there would be helpful, and then I have a couple of more.

Ronald Packard: Sure. I’ll tell you that the quarterly average came in right where we expected it to come in. And it started in January higher because of the high school impact, but there are a couple of other factors that come into play. Remember that you’re always going to have kids withdrawing over the course of the year — that’s just normal course. Kids come in and you’re always losing some. During the first half of the year, we replace those kids during the year.

In the second half of the year, two big factors come into play. Factor number one is that a lot of states have funding mechanisms that are based on a count date. So for example, if the child’s not in there on October 1st, there’s no funding for that student for the entire year. We haven’t always paid as close attention to some of those things in the past, but this year given some of the pressures on state funding we definitely looked at that more clearly.

The second thing is that when you bring kids in too late, it hurts us from an academic standpoint because they’re not there very long before we get to the state tests. So, we’ve been balancing that a little more and making sure that we’re not shooting ourselves in the foot from an academic standpoint. So for those two reasons, we really were very selective in terms of enrolling in the second half of the year, so that’s why that trend pretty much came in where we thought it would.

Kelly Flynn: Okay, and then for the June enrollment — someone asked a question about fall enrollment and I’m not sure if he was referencing the same thing I am. I know you don’t want to give specific guidance, but in light of how the seasonality if you will seems to be shifting, can you manage expectations for us on what you actually think the enrollment trend will be sequentially March to June?

Ronald Packard: Well, normally what you’ve seen in the past is that it does decline in the March to June period because we don’t enroll anybody in that — in the fourth quarter. We really pretty much limit all — stop all our enrolling. So, you might have — continue to have kids who leave and we don’t add any. And I think if you go back historically, you’ll see that in previous years, too.

Kelly Flynn: So, history should be a pretty decent indication of the trend Q4?

Ronald Packard: I think so, yes.

John Baule: We think so.

Kelly Flynn: Okay. And can you talk about free cash flow and specifically addressing the increased CapEx by then? Do you still think you’re free cash flow positive in fiscal ‘10? Or is anything changing there?

John Baule: I think our goal for next year is still to be free cash flow positive. On CapEx — we increased it a little bit really for two reasons. One, because we’re getting a lot of efficiency, we were able to accelerate some of our bills into this fiscal year. And the second thing is we’re anticipating that some of those things that we might have bought in the following fiscal year — in ‘09 to ‘10 — we’ll be able to bargain much lower prices if we do it by June 30th, so we’re just leaving ourselves a little bit of room for that eventuality.

Kelly Flynn: Okay. And then, when are you going to give your fiscal ‘10 guidance and will that coincide with when you first speak to September enrollments or are you going to give a heads up on September enrollments earlier?

John Baule: I think what we did last year —

Kelly Flynn: Yes.

John Baule: — was we gave a heads up in the September call when we go through the annual results, and then we gave more detailed information at the end of our first quarter when we did the first quarter call. So —

Kelly Flynn: So, the September call — you mean the June quarter call?

John Baule: Yes, right.

Kelly Flynn: Okay.

John Baule: Well, for — yes, for the full year. So in September when we’re reporting on the full year, we’ll give some visibility into what we think our following year looks like from a revenue standpoint at least.

Kelly Flynn: Okay. And is there any reason to believe that some of the organic, if you will, enrollment targets that you’ve spoken to in the past would not continue to be realistic?

Ronald Packard: No, there’s no reason to believe that. I mean — I guess if we’re very early in the process right now but we’re seeing very strong consumer demand for enrollments for next year. So, there’s no reason to believe that organic growth will actually wane compared to what we’ve talked about in the past. We’re not seeing this economy having an affect on enrollment at all.

John Baule: We still only have one-tenth of 1% of the US market.

Ronald Packard: Exactly. I mean, this market is — and I feel like where in some ways we’ve hit a tipping point and we’re seeing this is now being looked at by families and by school districts as a mainstream option that’s here. It’s no longer considered this — are we going do this when. I mean, it’s considered a mainstream option. If you look at the college acceptances that our kids are getting and really our first year of graduating a significant class, it’s impressive. And our goal is preparing children for whatever they want to do in life — we’re realizing it.

And these kids are getting into highly selective colleges and more and more parents see that the kids going through this system. And one of the kids who I’ve gotten to know from Berkley — going to Berkley, my alma mater, I mean this is a kid who was with us six years. And I think his parents start seeing that kids go through this, that your child’s going to get into a great college, it’s just going to expand the amount of people that do this exponentially. So, that’s been a question I was getting nine years ago, well if I do this will my kid get into a good college at the end of the day. And I said I believe so. Now, I can say yes.

So, it’s a huge shift when you start seeing this happen. And so, it makes me very bullish on parents making that decision to do this. And what’s — how is my child prepared and I think we can start answering that with some definitive answers.

Kelly Flynn: Do you know what percentage of the seniors decided to attend college?

Ronald Packard: I don’t have that number yet because remember, we’re still only in early May.

Kelly Flynn: Right, fair enough.

Ronald Packard: So, when we get through all that, we might be able to have some data on that. But what we do have is a preliminary list of acceptances and it’s by no means complete yet.

Kelly Flynn: Okay. Just one more, sorry to throw this at you but I have been reading about Oklahoma. I mean is that as likely as Wyoming?

Ronald Packard: I didn’t way Wyoming — I said — Oklahoma’s on our radar screen. Let me say it that way.

Kelly Flynn: Okay. Thanks a lot, I appreciate it.

Ronald Packard: Thank you.

Operator: Your next question comes from the line of Claus von Stutterham from Deutsche Bank. Please proceed.

Claus von Stutterham: Actually, I think my questions are too basic for this call and I’m new to the story. So, I’ll call John later. Just — but quickly while we’re on the caller’s acceptance, do you have any compare statistics to “average US schools.” I mean this is high acceptance rate? Is it normal?

Ronald Packard: We don’t have those statistics yet. I mean at some point, we’ll be able to produce those but we’re still too early in the game to be able to answer that.

John Baule: Also, remember that our sole goal in providing education is not to get kids into college. For some kids, college is not necessarily the right path, but getting a high school degree is very important to whatever they want to do in their vocation. So, it’s not — I wouldn’t focus only on that as an indicator of the success of our program.

Claus von Stutterham: Right, no, I understand. That’s fine, thanks.

Ronald Packard: Thank you.

Operator: Your next question comes from the line of Ariel Sokol from Wedbush. Please proceed.

Ariel Sokol: Hi, good morning. Just a couple of questions. The first question with respect to minority interest — presumably you guys are starting to generate profits kind of in your Middle Eastern subsidiary. Is that true and how should we think about that moving forward?

John Baule: I would say that we’re not really commenting specifically on the Middle East joint venture. I think it’s progressing in line with our plans. Whatever it’s doing going forward I don’t think it’s going to have a material impact on either this year obviously or even next year most likely.

Ariel Sokol: Okay. And then, the next question kind of drilling down on the enrollment number and looking at just students who are enrolled in high schools. I see that in fiscal year 2009, in Q3 the number is lower by around a 1,000 or so students than Q1 and in 2008 it was slightly up by Q3. And I guess the question is is this something that is meaningful in any respect that we should look at or just kind of in the context of just general broad trends? There’s no statement that can necessarily be made on retention as it specifically relates to the high school students?

Ronald Packard: No, I don’t think you can make a statement on retention because remember in 2008, there was some significant things that happened where we had a cap expanded in one of our states in September or October or maybe even late October, so you saw an unusual increase in enrollments because of a cap expansion. And also, one of the states — it got — a new state that got permission grew incredibly rapidly in that period. So, I wouldn’t make any trend inferences between this year and the last because last year had a couple of events that were quite significant in increasing mid-year enrollment.

Ariel Sokol: And when thinking about retention, is there any difference in the high school versus the K through 8 enrolled students?

Ronald Packard: We see slight — higher withdrawal rates for high schools at this moment in time than we do for K through 8 —

Ariel Sokol: And what kind of —?

John Baule: — because a high school student has a lot more options if they decide to drop out of high school than your average fourth or fifth grader who’s got no where to go.

Ariel Sokol: What kind of retention rates do you have in high school?

Ronald Packard: We don’t give out those retention rates —

John Baule: No, we don’t generally disclose that.

Ronald Packard: — but they’re higher than K through 8, we’ll tell you that we’ll say that.

Ariel Sokol: Okay, maybe just a really big picture question, so virtual schooling it’s going to continue to progress. I guess the thing is is over the last five or six months, are you seeing the same sort of level of interest or are you seeing kind of expanded level of interest given health scares and just overall kind of continued momentum in the market?

Ronald Packard: We’re seeing expanded interest. It’s almost overwhelming the difference. And not just on state levels, but school districts actually coming and calling us. I mean, the response we’re getting it’s almost — for someone like — for me who started nine years ago when you were really on the edge, now to have all these districts calling us and asking how we can help them, whether it’s a virtual school or even using technology in the classroom. It’s a huge sea shift that I think has happened in the last 18 months.

Ariel Sokol: Great, thanks for your time.

Ronald Packard: Accelerated.

Operator: Your next question comes from the line of [Lewis Corrigan] from Kingsford Capital. Please proceed.

Lewis Corrigan: Hi, I was wondering if you could speak about Washington State and the auditor’s report there? It looks like the state auditor is charging that the district there and the school that you manage had potentially overcharged for up to $3 million in 2006? And I understand that you guys are disputing that and — but I guess I wonder at what point might you have to take a reserve charge for that? And additionally, is there any risk that whatever they’re charging could actually be expanded for the additional two years since then?

John Baule: I’m going to not comment too much on this, but I’ll tell you this. As the ordinary course of business, we go through audits in each one of our states in different ways and they all come out to be — there’s always big starting points and then we produce documentation and records and get to usually the right result. So at this point, that’s just one of many audits that goes on in the normal course of business. Beyond that, I think I’d rather not comment too much on the specifics of any particular state.

Ronald Packard: No, but what I’ll add to that is for both us, K12 and the district dispute that completely and these things — we’ve been through these kind of audits before. Particularly with states in their first few years and a lot of the procedures for attendance and things were either not formulated or formulated in a not very definitive manner. But the district and us completely believe that those — that is not — I dispute the auditor’s report.

Lewis Corrigan: Is there a timetable for having that in results?

John Baule: It could be a long time.

Ronald Packard: It could be short. It could be a long time. And we’ve been through these that take a few months, we’ve been through those that have taken a few years. It’s normal course of business for us when you open up in a new state to see these kinds of things.

John Baule: If you go back to our S-1, we disclosed several things like this in our S-1 when we went public and those got resolved as we said favorably. But it’s just — that’s the normal course.

Ronald Packard: And these things — I won’t comment — often revolve around little technicalities, but the fact is we were completely serving these children and these children were enrolled in the school and getting a great education I might add.

Lewis Corrigan: Okay. Thanks very much.

Ronald Packard: Thank you.

Operator: (Operator Instructions).

Your next question comes from the line of James Maher from ThinkEquity. Please proceed.

James Maher: Good morning, everybody.

Ronald Packard: Hi, James.

James Maher: A question for you — some of the topics have been addressed but if you could elaborate a little on high school enrollment and if some of the new product development and curriculum development that you’ve been working on should give us an idea of both the penetration as a share of the total enrollment? And whether you think the margins for high school students are going to be rising toward the level of the overall more rapidly perhaps because of the curriculum you’ve been developing?

Ronald Packard: We think high school will continue to grow at a faster rate than K-8 is and we also believe that probably not in the next year, but eventually high school absolutely will get to the similar margin levels that K through 8 would be. It just takes a larger scale to get there. But high school will continue to grow at a faster rate for years to come and there’s a lot of reasons for that but essentially the high school — it’s easier for a high school child to do this. You have — you don’t have the same custodial issues you have with K through 8 and we expect high school to continue to grow rapidly going forward.

James Maher: Okay, thanks.

Ronald Packard: Thank you.

Operator: At this time, there are no further questions in queue. I would now like to turn the call back over to Mr. Packard for closing remarks.

Ronald Packard: Well, thank you all for your interest and we’ll be appearing next week at —

John Baule: Merrill Lynch 1 on 1 forum and then the Baird Growth Conference on Thursday.

Ronald Packard: We look forward to seeing some you there. Thanks for your interest.

Operator: Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

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